DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
JUNE 30, 1996 AND DECEMBER 31, 1995

                                          June 30,      December 31,
                                            1996             1995
ASSETS

CASH AND CASH EQUIVALENTS                $  420,968       $  445,657
PROPERTY                                  4,103,441        4,318,209
INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             398,078          417,666
OTHER ASSETS                                 36,487           64,326

TOTAL                                    $4,958,974       $5,245,858

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  604,252       $  610,208

PARTNERS' EQUITY:
     General Partners                       (64,233)         (61,424)
     Limited Partners                     4,418,955        4,697,074

  Total partners' equity                  4,354,722        4,635,650

TOTAL                                    $4,958,974       $5,245,858

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1995

                                         June 30,         June 30,
                                           1996             1995
REVENUES:
Rental Income                            $  406,006       $  396,552
Interest                                      3,000            3,981
     Total revenues                         409,006          400,533

EXPENSES:

Operating Expenses                          245,044          250,754
General and administrative                   38,097           38,979
     Total expenses                         283,141          289,733

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             125,865          110,800
   EQUITY IN INCOME OF REAL ESTATE           20,615           28,385

NET INCOME                               $  146,480       $  139,185


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  145,015       $  137,793
    General partners                          1,465            1,392

TOTAL                                    $  146,480       $  139,185

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.04       $     5.74


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995


                                          June 30,         June 30,
                                           1996             1995


REVENUES:

Rental Income                            $813,065         $813,414
Interest                                    5,356            7,740
Total Revenues                            818,421          821,154

EXPENSES:
Operating Expenses                        493,689          492,427
General and Administrative                103,167          101,875
Total Expenses                            596,856          594,302

INCOME BEFORE EQUITY IN INCOME
OF REAL ESTATE JOINT VENTURE              221,565          226,852

EQUITY IN INCOME OF REAL
ESTATE JOINT VENTURE                       42,961           54,475

NET INCOME                               $264,526         $281,327

AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                          261,881          278,514
General Partners                            2,645            2,813

TOTAL                                     264,526          281,327

NET INCOME PER LIMITED
PARTNERSHIP UNIT                           $10.91           $11.60

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION               24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1995

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1994         ($  56,080)     $5,226,130   $5,170,050

NET INCOME                               2,813         278,514      281,327
DISTRIBUTIONS                           (5,454)       (540,000)    (545,454)

EQUITY AT JUNE 30, 1995               ($58,721)     $4,964,644   $4,905,923

EQUITY AT DECEMBER 31, 1995           ($61,424)     $4,697,074   $4,635,650

NET INCOME                               2,645         261,881      264,526
DISTRIBUTIONS                           (5,454)       (540,000)    (545,454)

EQUITY AT JUNE 30, 1996               ($64,233)     $4,418,955   $4,354,722


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                      June 30,          June 30,
                                        1996              1995

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 264,526        $281,327

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        234,567         234,567
     Distributions in excess
      	of earnings in
       real estate joint venture          19,589          26,225

     Changes in assets and
      	liabilities:

     Decrease in other assets             27,839         100,000
     (Decrease)Increase in liabilities    (5,956)          9,062

Net cash provided by
  operating activities                   540,565         651,181

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                     (19,800)         (6,060)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (545,454)       (545,454)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      (24,689)         99,667

CASH AND CASH EQUIVALENTS:

     At beginning of period              445,657         424,960
     At end of period                  $ 420,968        $524,627


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1996, and for the periods ended June 30, 1996, and 1995 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at June 30, 1996, is as follows:

        Land                                 $  2,305,310
        Buildings and improvements              7,071,497
        Equipment                                  22,831
        Total                                   9,399,638
        Less: Accumulated Depreciation        ( 5,296,197)
        Property - Net                       $  4,103,441


3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the six months ended June 30, 1996, and 1995 is as follows:

                                   1996                    1995
     Revenue                     $315,861                $348,906
     Operating Expenses           172,659                 167,323
     Net Income                  $143,202                $181,583


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.